UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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AT&T Corp.

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Merger FAQ

Q. Why are you buying AT&T?
A. The merger will create significant long-term value for customers and stockholders of both companies. It brings together complementary local and global networks along with world-class marketing, sales and technical support capabilities, and will significantly accelerate SBC’s expansion into global data and enterprise markets.

The synergies from this transaction are substantial and very achievable. We expect the transaction to yield more than $15 billion in cost synergies over and above the companies’ ongoing productivity initiatives. The net present value of synergies is expected to exceed the value of the equity transaction. Total net synergy run rate expected to exceed $2 billion annually starting in 2008.

Q. Why now? Why not wait to see if the price lowers?
A. The dynamics of the marketplace, advances in technology, required investments to serve increasingly sophisticated customer needs ... support our determination that now is the time to create/build a new company that has the resources, networks, products and skilled employees to be a next-generation communications leader.

AT&T has a great customer base, skilled employees and has a wealth of experience serving large global businesses with a leading product and service portfolio. This was a unique opportunity and as SBC has shown in the past, we’re not shy about pulling the trigger on opportunities that can transform the company, help us better serve customers, create long-term value for stockholders and, in turn, provide customers with the complex voice and data capabilities they demand, here and abroad.

Q. What are the financial terms of the deal?
A. AT&T stockholders will receive total consideration of $19.71 per share, which represents a 12 percent premium above the average price of AT&T’s shares over the past 120 days. AT&T shareowners will receive 0.7794 shares of SBC common stock for each common share of AT&T. Based on SBC’s stock price at the close of trading on Jan. 28, 2005, this exchange ratio equals $18.41 per share, and represents a total value for the equity transaction of approximately $15 billion. In addition, at the time of closing, AT&T will pay its shareholders a special dividend of $1.30 per share.

Q. What customer benefits does this create?
A. By combining networks and resources, the new company will be able to bring to market new consumer and business services more quickly and in a more cost-effective manner than either company could on a stand alone basis. This combination will ensure the existence of a continued strong voice for innovation in consumer and business communications services.

Q. What’s going to happen to employees? How many positions do you anticipate eliminating because of the merger?
A. SBC has announced that we anticipate our workforce decreasing by 7,000 in 2005, primarily through attrition. AT&T has said it expects its workforce to decrease in 2005 as well. Together, it’s projected there will be additional opportunities to eliminate redundant jobs. At the same time, we expect there will also be some positions added in select areas of growth.

Q. How does this change your relationship with BellSouth?
A. Our partnership with BellSouth on Cingular remains as strong as ever. It has been very successful since we formed Cingular more than four years ago and the future has never looked brighter. We and BellSouth knew that competition outside the wireless business was inevitable and has already occurred and will continue to happen unabated. Cingular will continue to be the premier wireless provider in the United States.

Q. This merger is sure to raise concerns among regulators. Who has to approve it, how long will it take, and what makes you think they will?
A. The FCC, the Department of Justice, various state regulatory agencies, and a small number of international approvals will be required. We are committed to working with regulators to explain why we believe this deal is good for customers and in the public interest.

We anticipate it will be approved without any extraordinary conditions, for two key reasons:

•	One, old service categories like long distance and local voice are irrelevant in this new age of IP, VoIP, cable telephony, wireless and anytime, anywhere communications. New Internet-based and wireless services are fundamentally and forever altering the way people communicate.

•	Two, this combination will enhance competition. The combined company will have greater financial, technical and marketing resources to compete with IP-based providers, wireless and cable companies, ILECs and CLECs.

Q. How long do you anticipate regulatory approval will take?
A. Because it brings together two companies with complementary strengths, product sets and customer bases, will help advance competition in several key markets, and will help revitalize America’s telecommunications industry, we hope regulators will review it expeditiously. We intend to cooperate fully with their reviews and provide the information they request as quickly as possible.

Q. Will you keep AT&T’s brand?
A. We value the AT&T brand, as well as SBC’s. We’ll evaluate our branding strategy and make an announcement at a later date.

Q. What role will Dorman, board members or other senior AT&T executives play at the merged company?
A. Mr. Dorman will serve as president and a member of the board of directors. We will make other announcements at the appropriate time.

Cautionary Language Concerning Forward-Looking Statements
 Information set forth on this Web page contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving SBC and AT&T Corporation, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of SBC’s and AT&T’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of AT&T shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in SBC’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. SBC disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.

This Web page may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on SBC’s Web site at www.sbc.com/investor_relations.

NOTE: In connection with the proposed transaction, SBC intends to file a registration statement, including a proxy statement of AT&T Corp., and other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and other materials when they are available because they contain important information. Investors will be able to obtain free copies of the registration statement and proxy statement, when they become available, as well as other filings containing information about SBC and AT&T Corp., without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from SBC by directing a request to SBC Communications Inc., Stockholder Services, 175 E. Houston, San Antonio, Texas 78258. Free copies of AT&T Corp.’s filings may be obtained by directing a request to AT&T Corp., Investor Relations, One AT&T Way, Bedminster, New Jersey 07921.

SBC, AT&T Corp. and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from AT&T shareholders in respect of the proposed transaction. Information regarding SBC’s directors and executive officers is available in SBC’s proxy statement for its 2004 annual meeting of stockholders, dated March 11, 2004, and information regarding AT&T Corp.’s directors and executive officers is available in AT&T Corp.’s proxy statement for its 2004 annual meeting of shareholders, dated March 25, 2004. Additional information regarding the interests of such potential participants will be included in the registration and proxy statement and the other relevant documents filed with the SEC when they become available.